STOCKHOLDER LETTER Q4 2025

People who drive 1960s and 1970s muscle cars know how great third gear feels. That’s where the car pulls strongly, with the power building and the road flowing toward you. That is exactly how Hagerty feels today: pulling hard in third and ready to upshift into fourth for a long, satisfying straightaway. For us, 2025 was a year of investing for the future while delivering in the present. We grew the top line by 17% and achieved record profitability with net income growth of 91%—proof that the flywheel we’ve been building is now spinning faster and more efficiently as we look toward our 2030 ambitions. Our goal is bold but simple: double policies in force to 3 million, and 2025 puts us firmly on that trajectory. Reaching that goal will take more than momentum, however. It will require clarity and discipline. Our strategy is grounded in a simple truth: growth only matters when it’s high quality, sustainable, and deeply member‑focused. That means maintaining underwriting discipline and delivering a stable, predictable combined ratio below 90% year-after-year. We’re not chasing volume for volume’s sake. Instead, we’re building deliberately - risk by risk, member by member - so that every decision strengthens the company and positions us for the long haul. Dear Hagerty Stockholders, Members and One Team Hagerty, STOCKHOLDER LETTER Shifting Into Fourth Gear ON THE COVER: 1969 Porsche 911E—Best enjoyed with salt air and curves. PHOTOGRAPHER: JAMES LIPMAN HAGERTY Q4 2025 | 2

HAGERTY Q4 2025 | 3 2025 highlights Looking back on 2025, a few highlights stand out as especially important “upshifts” in our journey: • We posted record new business growth and made meaningful progress toward our 3 million policy-in-force target by adding 371,000 new members. Even better, we expect that more and more of our new business going forward will come from what we call “the rising generations” of younger car enthusiasts. Gen X and Millennials covet the cool ‘80s and ‘90s enthusiast vehicles they were surrounded by in their teenage years just as much as the Boomers waxed nostalgic for muscle cars from the ‘60s and ‘70s. We will be there to help insure, buy/sell and enjoy their special car. • Our omni-channel strategy delivered strong results from both direct and partner channels, including a growing contribution from State Farm as the Classic + program was rolled out to 27 states and we converted policies in seven of those states. • We announced a new partnership with Liberty Mutual and Safeco, which we expect to become yet another growth driver as we move into 2027. • We invested in our Insurance Distribution team to position us for additional partnerships and more efficient utilization of the massive agent/broker network. • We launched Enthusiast+ on our Duck Creek platform in Colorado. This new insurance product was modeled after our Flex product to capture more of the inbound quote flow from enthusiasts looking to insure their late-model collectibles. • We continued to build out our European marketplace team, delivering three successful auctions in Switzerland, Belgium and Italy—key steps that have established Broad Arrow Auctions as the solid No. 2 player on the global stage with more than $624 million in total transaction value across auctions, private sales and financing activity in 2025. This represents 119% growth over 2024. Our Private Sales business has built an outstanding reputation as the trusted brand to help connect top collectors with highly significant cars. • And we successfully renegotiated our Markel arrangement to capture 100% of the premium through the new fronting arrangement. This will lead to increased control and stronger profitability beginning in 2026. (More on this below.) Each of these achievements reflects the same underlying theme: thoughtful investment, member-focused innovation, and disciplined execution. And when taken together, they create the flywheel that efficiently fuels our long-term growth engine.

Looking ahead to 2026 So what comes next? In a word: compounding. In 2026, the plan is for more compounding profit growth and more compounding reinvestment back into our member-centric model. We expect 2026 will be another year of mid-teens written premium growth and underlying margin expansion. That is the hallmark of a business that is scaling well—doing more and doing it efficiently and effectively. Several forces will support that outlook. Our ongoing technology investments position us to improve the member experience and streamline our cost structure. The State Farm rollout will continue across the majority of the remaining states with the balance following in 2027. When it’s all said and done, we’ll convert roughly half a million policies to the new State Farm Classic+ program, fueled by Hagerty. You will also see changes in how our financial results appear, reflecting our previously announced arrangement with Markel, whereby we will assume 100% of the underwriting and investment economics on January 1st, 2026, while paying a fronting fee of ~2%. By controlling premiums from our steady, high-quality insurance operations, this change will boost underwriting profits by 25%. Although our new contractual arrangements with Markel will result in different accounting, it will not change the underlying profit growth trajectory as we invest in our members and consumer- friendly products to make sure we are able to protect more of our 36 million target market. Upshifting for the long haul If you zoom out and look at our 3-year trajectory since 2022, the numbers tell an impressive story of compounding growth, consistent margin expansion and very high rates of profit growth. But these three years are just a minute relative to what we aim to do over the next decade. It is the story of a great company that is ready to become larger, more global and more technologically savvy, yet retain what has made us so special to 1.7 million members today. One Team Hagerty comprises a passionate group of car lovers who have built a business to better serve the 67 million auto enthusiasts with authenticity. We are grateful to have you with us on this journey. As always, I want to thank One Team Hagerty. Your hard work and dedication to our mission is what positions us so well as we shift into fourth gear. Until next quarter, keep on driving. McKeel Hagerty CEO and Chairman HAGERTY Q4 2025 | 4